Exhibit 99.1
FOR IMMEDIATE RELEASE

Protective Products of America Announces Board Member Resignation and
Investment Bank Engagement
SUNRISE, FL (June 22, 2009)—Protective Products of America, Inc. (PPA:TSX), a leading manufacturer and distributor of advanced products in ballistics protection, today announced that Stephen Giordanella has resigned from the Board of Directors effective June 17, 2009.
“Steve has made significant contributions to PPA since joining management and the Board in 2006 and we wish him the best in his future endeavors,” said Brian L. Stafford, Acting Chief Executive Officer of PPA. Mr. Giordanella remains as a consultant to the company.
In separate news, PPA also today reported that it has engaged the investment banking firm of Farlie Turner & Co., LLC to help the company pursue strategic alternatives intended to maximize value.
Jason Williams, Chief Financial Officer of PPA, stated, “We have selected Farlie Turner & Co., LLC given their success in providing valuable advisory expertise and the firm’s local presence here in South Florida. We believe they will help us identify and implement the best strategic option to guide our Company through the next phase of our business development.”
The Company does not intend to disclose developments with respect to its evaluation of strategic alternatives unless and until the evaluation of all proposals and alternatives has been completed and the company has entered into a transaction. There can be no assurances that the Company will be able to enter into a strategic transaction, or as to the timing or terms of any such transaction.
About Protective Products of America, Inc.
Protective Products of America, Inc. (“PPA”), formerly known as Ceramic Protection Corporation, is headquartered in Sunrise, Florida, with manufacturing facilities in Sunrise, Florida and Granite Falls, North Carolina. The Company, together with its subsidiaries, is engaged in the design, manufacture and marketing of advanced products used to provide ballistic protection for personnel and vehicles in the military and law enforcement markets. The Company’s product portfolio includes concealable soft body armor products for law enforcement and the Modular Tactical Vest (“MTV”), a ballistic system for military personnel.
Management is of the opinion that the Company is a leader in the design and manufacture of high performance and high quality products used for ballistic protection. Protective Products International Corp, a wholly owned subsidiary of PPA, is an ISO 9001:2000 certified manufacturer. Furthermore, PPA is capable of providing customers with an integrated personnel armoring system of ceramic plates, soft ballistic material and vests for law enforcement and the military.
Safe Harbor Language

This release may contain forward-looking statements including expectations of future sales, cash flow, and earnings. These statements are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ from those anticipated. These risks include, but are not limited to, uncertainties associated with the defense industry, commodity prices, exchange rate fluctuations, and risks resulting from potential delays, appeals or changes related to government orders in the defense sector.
PPA depends on reliable supplies of high quality source materials used in the manufacture of armor products, including aramid fabrics and polyethylene materials, and works actively with key suppliers to ensure that requirements and demands for these materials are anticipated and properly met. The foregoing is not exhaustive and other risks are detailed from time to time in other disclosure filings of PPA. Should one or more of these risks or uncertainties materialize, or should stated assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The reader is also referred to other uncertainties and risks discussed in detail in the MD&A section of the Company’s December 31, 2008 Annual Report dated April 6, 2009, the Company’s Annual Information Form dated March 31, 2009 and the Company’s Form 10 Registration Statement filed April 10, 2009 and amended on May 12, 2009. These documents are available on www.SEDAR.com and www.sec.gov.
In light of certain sensitive aspects in regard to customers and products, PPA may choose not to disclose all information related to the purchasers of its products, such as government agencies, countries or other end users. Products manufactured for export in the United States must first be approved for export by the appropriate U.S. government agencies. Other armor sales may be made to recognized domestic agencies such as the military and those involved in local, provincial, or national law enforcement and homeland security matters.
Contact:
Kristen McNally
The Piacente Group, Inc.
Investor Relations
(212) 481-2050
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